Exhibit 3.1

CISCO SYSTEMS, INC.

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

ARTICLE I: NAME

The name of the corporation is Cisco Systems, Inc. (the “Corporation”).

ARTICLE II: AGENT FOR SERVICE OF PROCESS

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808-1674. The name of its registered agent at that address is Corporation Service Company.

ARTICLE III: PURPOSE AND DURATION

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”). The Corporation is to have perpetual existence.

ARTICLE IV: AUTHORIZED STOCK

1.    Total Authorized. The total number of shares of all classes of stock that the Corporation has authority to issue is 20,005,000,000 shares, consisting of two classes: 20,000,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and 5,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

2.    Designation of Additional Series.

2.1.    The Board of Directors of the Corporation (the “Board”) is authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for the issuance of the shares of Preferred Stock in one or more series, and, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware (“Certificate of Designation”) and, with respect to each such series, to establish the number of shares to be included in each such series, to fix the designation, powers (including voting powers (if any)), preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof, and, except where otherwise provided in the applicable Certificate of Designation, to thereafter increase (but not above the total number of authorized shares of the Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

2.2     The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law (or any successor provision thereto), and no vote of the holders of either the Common Stock or the Preferred Stock voting separately as a class shall be required therefor.

2.3    Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the General Corporation Law.

ARTICLE V: AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board shall have the power to adopt, amend or repeal the Bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”). The Bylaws may also be adopted, amended or repealed by the stockholders of the Corporation.

ARTICLE VI: MATTERS RELATING TO THE BOARD OF DIRECTORS

1.    Director Powers. Except as otherwise provided by the General Corporation Law or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation except for such powers, acts and things that are by the General Corporation Law, this Certificate of Incorporation of the Bylaws required to be exercised or done by the stockholders.

2.    Number of Directors. Subject to the special rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of directors constituting the Board shall be fixed from time to time in accordance with the Bylaws.

3.    Vote by Ballot. Election of directors need not be by written ballot unless the Bylaws shall so provide.

4.    No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VII: DIRECTOR LIABILITY

1.    Limitation of Liability. To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

2.    Indemnification. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, she, his or her testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor to the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

3.    Change in Rights. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE VIII: ACTION BY CONSENT

Subject to the rights of any series of Preferred Stock then outstanding, any action that is required or permitted to be taken by the stockholders of Corporation at any annual or special meeting may be taken by the stockholders of the Corporation by consent in lieu of a meeting of stockholders.

ARTICLE IX: BUSINESS COMBINATIONS

The Corporation shall not be subject to the provisions of Section 203 of General Corporation Law.

ARTICLE X: AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.

ARTICLE XI: INCORPORATOR

The name and mailing address of the incorporator is Evan Sloves, c/o Cisco Systems, Inc., 170 West Tasman Drive, San Jose, California 95134.

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